Exhibit (j)

Consent of Ernst & Young LLP, Independent Auditors

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Auditors” and “Financial Statements” in each Statement of Additional Information in Post-Effective Amendment Number 6 to the Registration Statement (Form N-1A, No. 333-102943) of Munder Series Trust, and to the incorporation by reference of our reports dated February 10, 2004 on Munder S&P MidCap Index Equity Fund, Munder S&P SmallCap Index Equity Fund, Munder Institutional Government Money Market Fund, Munder Institutional Money Market Fund and Liquidity Money Market Fund (five of the portfolios comprising the Munder Series Trust) included in the 2003 Annual Report to Shareholders for the fiscal year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 26, 2004